Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Keishi High, Investor Relations Officer

817-367-4640

Keishi.High@OmniAmerican.com

OMNIAMERICAN BANCORP, INC. REPORTS

FOURTH QUARTER AND ANNUAL 2011 RESULTS

Fort Worth, Texas – February 13, 2012 – OmniAmerican Bancorp, Inc. (NASDAQ: OABC) (the “Company”), the holding company for OmniAmerican Bank, today reported earnings for the quarter and year ended December 31, 2011. Information at and for the three months and year ended December 31, 2011 is unaudited.

Fourth quarter 2011 results include net income of $1.2 million and basic and diluted earnings per share of $0.12 per share, compared to net income of $316,000 and basic and diluted earnings per share of $0.03 per share for the same period in 2010. Annualized returns on average stockholders’ equity and average assets for the fourth quarter of 2011 were 2.38% and 0.37%, respectively, compared to 0.62% and 0.11% for the fourth quarter of 2010.

The Company reported 2011 full year earnings of $4.0 million, reflecting an increase of 135.3% over prior year earnings of $1.7 million. Basic and diluted earnings per share were $0.37 for the year ended December 31, 2011, compared to $0.15 for the year ended December 31, 2010. OmniAmerican Bank completed its mutual to stock conversion on January 20, 2010. The earnings per share for the year ended December 31, 2010 is calculated as if the conversion had been completed prior to January 1, 2010. Returns on average stockholders’ equity and average assets were 1.98% and 0.31%, respectively, for 2011 compared to 0.86% and 0.15% for 2010.

The Company’s goal for 2011 was to focus on organic growth through life-cycle marketing to existing customers. During 2011, we sent surveys to 10,000 of our customers to help identify their banking needs and ways we could better meet those needs. The information obtained through the surveys was used to redesign product offerings and improve customer convenience. In addition, a program was implemented during 2011 to promote a sales and service culture throughout the organization. Training was provided to all of our employees to promote standards in customer service, customer relations and customer development.

A leveraging strategy was implemented in the first quarter of 2011 to make more effective use of our excess capital and enhance earnings by capitalizing on the current favorable interest rate spread. Under the strategy, we purchased $205.4 million of U.S. government-sponsored mortgage-backed securities and collateralized mortgage obligations using the proceeds from laddered maturity advances from the Federal Home Loan Bank. In addition, cost cutting initiatives were implemented during 2011 under which contracts were renegotiated under more favorable terms with certain of our significant vendors. Improvements in earnings and operating metrics in the quarter and year ended December 31, 2011 reflect the effectiveness of these initiatives.

A share repurchase program was authorized by our Board of Directors in January 2011 and completed in August 2011 under which the Company repurchased 595,125 shares of its common stock. A second share repurchase program was authorized by our Board of Directors in September 2011, under which the Company may repurchase up to an additional 565,369 shares of its common stock. As of December 31, 2011, 706,525 shares of common stock had been repurchased under these programs at an average cost of $14.62 per share.

Financial Condition as of December 31, 2011 Compared with December 31, 2010

Total assets increased $228.3 million, or 20.6%, to $1.34 billion at December 31, 2011 from $1.11 billion at December 31, 2010. The increase reflects increases in securities classified as available for sale of $212.1 million and loans, net of the allowance for loan losses and deferred fees and discounts, of $23.1 million, partially offset by a decrease other real estate owned of $8.1 million.

Cash and cash equivalents decreased $3.4 million, or 13.8%, to $21.2 million at December 31, 2011 from $24.6 million at December 31, 2010. The decrease is due primarily to $441.9 million in cash used to purchase securities available for sale and $305.1 million used to originate loans, partially offset by increases due to proceeds from sales, principal repayments and maturities of securities of $236.6 million, cash received from loan principal repayments of $232.6 million, cash received from Federal Home Loan Bank advances of $221.0 million, and proceeds from the sales of loans of $50.2 million during the year ended December 31, 2011.

Securities classified as available for sale increased $212.1 million, or 66.7%, to $529.9 million at December 31, 2011 from $317.8 million at December 31, 2010. The increase in securities classified as available for sale was primarily attributable to purchases of $441.9 million, partially offset by sales of $127.0 million and principal repayments, maturities and calls of $108.8 million.

Loans, net of the allowance for loan losses and deferred fees and discounts, increased $23.1 million, or 3.5%, to $683.5 million at December 31, 2011 from $660.4 million at December 31, 2010. The increase in loans included a $26.2 million increase in automobile loans and a $13.6 million increase in real estate construction loans, partially offset by a $12.1 million decrease in commercial business loans and a $4.6 million decrease in home equity loans. One- to four-family residential real estate loans decreased $1.4 million, or 0.5%, to $270.4 million from $271.8 million, primarily due to principal repayments of $49.7 million and sales of $42.7 million, partially offset by originations of $92.1 million. Loans totaling $3.0 million were reclassified to other real estate owned, comprised of commercial real estate loans totaling $1.8 million, one- to four-family residential real estate loans totaling $1.0 million, and home equity loans totaling $272,000.

Deposits increased $6.4 million, or 0.8%, to $807.6 million at December 31, 2011 from $801.2 million at December 31, 2010, primarily due to the success of marketing initiatives related to the checking deposit products. During the second half of 2011, the Company converted its existing checking deposit product offerings to a more streamlined suite of products designed to better meet the needs of the customers. A $60.3 million increase in interest-bearing demand deposits and a $41.3 million decrease in noninterest-bearing demand deposits resulted primarily from the conversion. In addition, money market deposits increased $50.6 million, while savings deposits decreased $38.8 million and certificates of deposit decreased $24.3 million.

Stockholders’ equity increased $397,000, or 0.2%, to $199.0 million at December 31, 2011 from $198.6 million at December 31, 2010. This increase was primarily due to an increase of $5.9 million in accumulated other comprehensive income (loss) to a gain of $5.8 million at December 31, 2011 compared to a loss of $33,000 at December 31, 2010 and net income of $4.0 million for the year ended December 31, 2011. Partially offsetting this increase in stockholders’ equity was a decrease of $10.3 million resulting from the repurchase of 706,525 shares of the Company’s common stock.

Asset Quality as of December 31, 2011 Compared with December 31, 2010

Non-performing assets decreased $7.8 million, or 32.1%, to $16.5 million, or 1.24% of total assets, as of December 31, 2011, from $24.3 million, or 2.19% of total assets, as of December 31, 2010, reflecting a $8.1 million net decrease in other real estate owned, partially offset by a $384,000 increase in loans on nonaccrual status. The net decrease in other real estate owned resulted primarily from the sales of other real estate owned properties totaling $8.7 million and write-downs of the values of other real estate owned properties to the current fair values less costs to sell totaling $2.5 million, partially offset by loans reclassified to other real estate owned totaling $3.0 million.

Operating Results for the Three Months Ended December 31, 2011 Compared with the Three Months Ended December 31, 2010

Net income increased to $1.2 million, or $0.12 per share, for the quarter ended December 31, 2011, compared to $316,000, or $0.03 per share, for the quarter ended December 31, 2010.

Net interest income increased by $569,000, or 6.1%, to $9.9 million for the quarter ended December 31, 2011 from $9.3 million for the quarter ended December 31, 2010, primarily due to a $423,000, or 3.3%, increase in total interest income and a $146,000, or 4.4%, decrease in total interest expense. The increase in total interest income was primarily attributable to an 18.1% increase in the average balance of interest-earning assets, partially offset by a 61 basis point decrease in the average yield on interest-earning assets. The decrease in total interest expense was primarily attributable to a 37 basis point decrease in the average rate paid on interest-bearing liabilities, partially offset by a 24.3% increase in the average balance of interest-bearing liabilities.

The provision for loan losses decreased by $20,000, or 1.2%, and was $1.7 million for the quarters ended December 31, 2011 and 2010. The decrease in the provision for loan losses was due to management’s assessment of the loan portfolio, delinquency rates, net charge-offs, the adequacy of the existing allowance, and current economic conditions, among other factors. Net charge-offs of $2.6 million for the three months ended December 31, 2011 included $1.2 million of previously allocated specific reserves on impaired loans. Net charge-offs of $2.1 million for the three months ended December 31, 2010 included $1.5 million of previously allocated specific reserves on impaired loans.

Noninterest income increased by $382,000, or 10.6%, to $3.9 million for the quarter ended December 31, 2011 from $3.6 million for the quarter ended December 31, 2010, primarily due to increases in gains on sales of securities of $426,000, gains on sales of loans of $159,000, and income from the increase in the cash surrender value of bank-owned life insurance of $142,000, partially offset by decreases in service charges and fees of $253,000, related primarily to a decline in non-sufficient funds fee income, and other income of $190,000. The decrease in other income resulted primarily from a decrease in net income from the rental of the Company’s headquarters building to third party tenants due to rent concessions given tenants, increased vacancy rate, and higher repairs and maintenance costs.

Noninterest expense decreased by $773,000, or 7.0%, to $10.2 million for the quarter ended December 31, 2011 from $11.0 million for the quarter ended December 31, 2010, primarily due to a $325,000 decrease in professional and outside services, a $305,000 decrease in depreciation of furniture, software and equipment, a $273,000 decrease in other operations expense, and a $254,000 decrease in real estate owned expense, partially offset by a $339,000 increase in salaries and benefits expense. The decrease in professional and outside services was primarily due to a reduction in rates charged for services provided by our debit card vendor as a result of a contract renegotiation and lower legal expenses. The decrease in depreciation of furniture, software and equipment was due primarily to certain assets being fully depreciated. The decrease in other operations expense resulted primarily from a reduction in costs to print and mail statements and notices as more of our customers opted to receive these documents electronically and lower insurance expense. The decrease in real estate owned expense resulted primarily from the sales of other real estate owned properties totaling $8.7 million in 2011. The increase in salaries and benefits expense was due primarily to an increase in lending staff and higher pension expense.

Operating Results for the Year Ended December 31, 2011 Compared with the Year Ended December 31, 2010

Net income increased to $4.0 million, or $0.37 per share, for the year ended December 31, 2011, compared to $1.7 million, or $0.15 per share, for the year ended December 31, 2010.

Net interest income increased by $1.8 million, or 4.6%, to $40.7 million for the year ended December 31, 2011 from $38.9 million for the year ended December 31, 2010, primarily due to an increase in total interest income and a decrease in total interest expense. Total interest income increased by $934,000, or 1.8%, to $53.8 million for the year ended December 31, 2011 from $52.8 million for the year ended December 31, 2010, primarily due to a 14.5% increase in the average balance of interest-earning assets, partially offset by a 57 basis point decrease in the average yield on interest-earning assets. Total interest expense decreased $836,000, or 6.0%, to $13.1 million for the year ended December 31, 2011 from $13.9 million for the year ended December 31, 2010, primarily due to a 36 basis point decrease in the average rate paid on interest-bearing liabilities, partially offset by a 20.0% increase in the average balance of interest-bearing liabilities.

The provision for loan losses decreased by $3.5 million, or 52.2%, to $3.2 million for the year ended December 31, 2011 from $6.7 million for the year ended December 31, 2010, primarily due to a 29.5% decrease in net charge-offs to $4.3 million, or 0.63% of average loans outstanding, for the year ended December 31, 2011 from $6.1 million, or 0.89% of average loans outstanding, for the year ended December 31, 2010. The allowance for loan losses was $7.9 million, or 1.15% of total loans, at December 31, 2011, compared to $8.9 million, or 1.33% of total loans, at December 31, 2010.

Noninterest income decreased by $549,000, or 4.0%, to $13.2 million for the year ended December 31, 2011 from $13.7 million for the year ended December 31, 2010, primarily due to a $953,000 decrease in service charges and other fees, related primarily to a decline in non-sufficient funds fee income, a $362,000 increase in losses on sales of repossessed assets, and a $358,000 decrease in net gains on sales of loan, partially offset by a $860,000 increase in income from the increase in the cash surrender value of bank-owned life insurance and a $333,000 increase in net gains on sales of securities available for sale.

Noninterest expense increased by $822,000, or 1.9%, to $44.8 million for the year ended December 31, 2011 from $44.0 million for the year ended December 31, 2010, primarily due to increases in the net loss on write-downs of other real estate owned of $2.4 million and salaries and benefits expense of $1.8 million, partially offset by decreases in professional and outside services expense of $697,000, depreciation of furniture, software and equipment of $553,000, software and equipment maintenance of $522,000, FDIC insurance expense of $491,000, real estate owned expense of $434,000, occupancy expense of $315,000, and other operations expense of $265,000. The increase in net loss on the write-downs of other real estate owned resulted primarily from decreases in the valuations of properties held as other real estate owned. The increase in salaries and benefits expense was primarily due to an increase in lending staff, an increase in incentive compensation expense, and an increase in stock-based compensation expense. The decrease in professional and outside services expense related primarily to refunds received and a reduction in rates charged for services provided by our debit card vendor as a result of a contract renegotiation and expenses for professional services related to the implementation of Sarbanes-Oxley controls over financial reporting during the year ended December 31, 2010. The decrease in depreciation of furniture, software and equipment is primarily attributable to certain assets being fully depreciated. The decrease in software and equipment maintenance expense related primarily to savings from a new annual contract negotiated with our ATM servicing contractor. The decrease in FDIC insurance expense was primarily due to change in the FDIC’s assessment methodology effective on April 1, 2011 to base assessments on the average total consolidated assets less average tangible equity as required by the Dodd-Frank Act. The decrease in real estate owned expense resulted primarily from the sales of other real estate owned properties totaling $8.7 million in 2011. The decrease in occupancy expense was primarily due to lower utilities expense. The decrease in other operations expense resulted primarily from a reduction in costs to print and mail statements and notices as more of our customers opted to receive these documents electronically.

About OmniAmerican Bancorp, Inc.

OmniAmerican Bancorp, Inc. is traded on the NASDAQ Global Select Market under the symbol “OABC” and is the holding company for OmniAmerican Bank, a full-service financial institution headquartered in Fort Worth, Texas. OmniAmerican Bank operates 15 full-service branches in the Dallas/Fort Worth Metroplex and offers a full array of consumer products and services as well as business/commercial services, mortgages and retirement planning. Founded over 50 years ago, OmniAmerican Bank had $1.34 billion in assets at December 31, 2011 and is proud to provide the highest level of personal service. Additional information is available at www.OmniAmerican.com.

Cautionary Statement About Forward-Looking Information

This news release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth, and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate acquired entities, if any; changes in consumer spending, borrowing, and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board; changes in our organization, compensation and benefit plans; changes in our financial condition or results of operations that reduce capital available to pay dividends; changes in the financial condition or future prospects of issuers of securities that we own; and changes resulting from intense compliance and regulatory costs associated with the Dodd-Frank Wall Street Reform and Consumer Protection Act and the transition from the Office of Thrift Supervision to the Office of the Comptroller of the Currency as our primary regulator.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

OmniAmerican Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except per share data)

	September 30,	September 30,
	December 31,
	2011	2010
ASSETS

Cash and cash equivalents	$21,158	$24,597
Investments:
Securities available for sale at fair value	529,941	317,806
Other	13,465	3,060
Loans held for sale	2,418	861

Loans, net of deferred fees and discounts	691,399	669,357
Less allowance for loan losses	(7,908)	(8,932)

Loans, net	683,491	660,425
Premises and equipment, net	44,943	47,665
Bank-owned life insurance	21,016	20,078
Other real estate owned	6,683	14,793
Mortgage servicing rights	1,057	1,242
Deferred tax asset, net	2,238	6,935
Accrued interest receivable	4,003	3,469
Other assets	6,301	7,488

Total assets	$1,336,714	$1,108,419

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Noninterest-bearing	$33,261	$74,583
Interest-bearing	774,373	726,575

Total deposits	807,634	801,158

Federal Home Loan Bank advances	262,000	41,000
Other secured borrowings	58,000	58,000
Accrued expenses and other liabilities	10,056	9,634

Total liabilities	1,137,690	909,792

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.01 per share; 100,000,000 shares authorized; 11,195,975 shares issued and outstanding at December 31, 2011 and 11,902,500 shares issued and outstanding at December 31, 2010	112	119
Additional paid-in capital	105,638	115,470
Unallocated ESOP Shares	(8,760)	(9,141)
Retained earnings	96,179	92,212
Accumulated other comprehensive income	5,855	(33)

Total stockholders’ equity	199,024	198,627

Total liabilities and stockholders’ equity	$1,336,714	$1,108,419

OmniAmerican Bancorp, Inc. and Subsidiary

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Interest income:
Loans, including fees	$9,885	$10,308	$39,581	$42,330
Securities – taxable	3,226	2,380	14,200	10,486
Securities – nontaxable	—	—	—	31

Total interest income	13,111	12,688	53,781	52,847

Interest expense:
Deposits	1,753	2,166	7,356	9,435
Borrowed funds	1,455	1,188	5,711	4,468

Total interest expense	3,208	3,354	13,067	13,903

Net interest income	9,903	9,334	40,714	38,944

Provision for loan losses	1,680	1,700	3,230	6,700

Net interest income after provision for loan losses	8,223	7,634	37,484	32,244

Noninterest income:
Service charges and other fees	2,309	2,562	9,356	10,309
Net gains on sales and calls of securities available for sale	786	360	797	464
Net gains on sales of loans	388	229	951	1,309
Net losses on sales of repossessed assets	(61)	(75)	(452)	(90)
Net gains (losses) on disposition of premises and equipment	—	5	(6)	5
Commissions	237	148	852	631
Increase in cash surrender value of bank-owned life insurance	220	78	938	78
Other income	56	246	714	993

Total noninterest income	3,935	3,553	13,150	13,699

Noninterest expense:
Salaries and benefits	5,384	5,045	22,841	21,058
Software and equipment maintenance	563	688	2,366	2,888
Depreciation of furniture, software and equipment	470	775	2,606	3,159
FDIC insurance	231	303	1,094	1,585
Net loss on write-down of other real estate owned	253	61	2,479	128
Real estate owned expense	90	344	477	911
Service fees	119	117	493	665
Communications costs	280	195	974	832
Other operations expense	793	1,063	3,538	3,803
Occupancy	816	962	3,491	3,806
Professional and outside services	859	1,184	3,318	4,015
Loan servicing	192	91	503	290
Marketing	197	192	643	861

Total noninterest expense	10,247	11,020	44,823	44,001

Income before income tax expense	1,911	167	5,811	1,942
Income tax expense (benefit)	713	(149)	1,844	285

Net income	$1,198	$316	$3,967	$1,657

Earnings per share:
Basic	$0.12	$0.03	$0.37	$0.15	(1)

Diluted	$0.12	$0.03	$0.37	$0.15	(1)

(1)	The Company completed its mutual to stock conversion on January 20, 2010. The earnings per share for the year ended December 31, 2010 is calculated as if the conversion had been completed prior to January 1, 2010.

OmniAmerican Bancorp, Inc. and Subsidiary

Selected Consolidated Financial Ratios and Other Data (Unaudited)

(Dollars in thousands, except per share data)

	September 30,	September 30,	September 30,	September 30,	September 30,
	At or For the Three Months Ended
	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
Share Data for Earnings per Share Calculation:
Weighted average common shares outstanding	11,251,145	11,454,290	11,772,331	11,884,456	11,902,500
Less: Average unallocated ESOP shares	(879,198)	(888,720)	(898,242)	(907,764)	(917,286)

Basic average shares	10,371,947	10,565,570	10,874,089	10,976,692	10,985,214

Add: Dilutive effects of share-based compensation	10,653	4,338	163	—	—

Diluted average shares	10,382,600	10,569,908	10,874,252	10,976,692	10,985,214

Net income	$1,198	$1,033	$1,217	$519	$316

Basic earnings per share	$0.12	$0.10	$0.11	$0.05	$0.03
Diluted earnings per share	$0.12	$0.10	$0.11	$0.05	$0.03

Share data at period end:
Total shares issued	11,902,500	11,902,500	11,902,500	11,902,500	11,902,500
Less: Shares repurchased	(706,525)	(630,125)	(240,830)	(63,025)	—

Total shares outstanding	11,195,975	11,272,375	11,661,670	11,839,475	11,902,500

Performance Ratios:
Return on average assets (1)	0.37%	0.31%	0.36%	0.18%	0.11%
Return on average equity (1)	2.38%	2.04%	2.43%	1.04%	0.62%
Noninterest expense to average total assets (1)	3.13%	3.42%	3.47%	4.04%	3.93%
Efficiency ratio (2)	74.05%	84.97%	83.15%	91.40%	85.51%

Selected Balance Sheet Data:
Book value per share	$17.78	$17.92	$17.26	$16.76	$16.69
Equity to total assets	14.89%	15.22%	15.16%	14.86%	17.92%

Capital Ratios:
Total capital (to risk-weighted assets)	24.86%	25.66%	26.44%	26.56%	27.86%
Tier I capital (to risk-weighted assets)	23.86%	24.81%	25.57%	25.69%	26.93%
Tier I capital (to total assets)	14.18%	14.24%	14.49%	14.42%	17.40%

Asset Quality Data and Ratios:
Non-performing assets to total assets	1.24%	1.59%	1.89%	1.74%	2.19%
Non-performing loans to total loans	1.40%	1.73%	2.03%	1.41%	1.38%
Allowance for loan losses to non-performing loans	82.08%	72.91%	63.60%	94.29%	96.55%
Net charge-offs to average loans outstanding (1)	1.32%	0.42%	0.48%	0.30%	1.23%

(1)	Ratios are annualized.
(2)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

OmniAmerican Bancorp, Inc. and Subsidiary

Selected Consolidated Financial Ratios and Other Data (Unaudited)

(Dollars in thousands)

	September 30,	September 30,	September 30,	September 30,	September 30,
	For the Three Months Ended
	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010

Average Balances:
Loans	$683,646	$668,004	$666,361	$665,652	$676,952
Securities	511,169	539,886	551,289	351,119	338,317
Other interest-earning assets	20,560	16,627	18,297	32,137	13,956

Total interest-earning assets	$1,215,375	$1,224,517	$1,235,947	$1,048,908	$1,029,225

Deposits:
Interest-bearing demand	$103,366	$81,627	$80,161	$75,769	$75,715
Savings and money market	320,970	320,681	322,567	311,276	309,325
Certificates of deposit	320,383	317,804	327,053	338,358	343,292
FHLB advances and other borrowings	292,943	311,640	320,698	145,827	106,783

Total interest-bearing liabilities	$1,037,662	$1,031,752	$1,050,479	$871,230	$835,115

Yields/Rates (1):
Loans	5.78%	5.87%	5.87%	6.07%	6.09%
Securities	2.50%	2.86%	3.19%	3.05%	2.80%
Other interest-earning assets	0.53%	0.72%	0.22%	0.16%	0.34%
Total interest earning assets	4.32%	4.47%	4.59%	4.88%	4.93%
Deposits:
Interest-bearing demand	0.10%	0.12%	0.20%	0.26%	0.26%
Savings and money market	0.25%	0.24%	0.30%	0.38%	0.49%
Certificates of deposit	1.91%	1.94%	1.93%	1.94%	2.02%
FHLB advances and other borrowings	1.99%	1.95%	1.92%	3.28%	4.45%
Total interest-bearing liabilities	1.24%	1.27%	1.30%	1.46%	1.61%

Other Data:
Net interest spread (2)	3.08%	3.20%	3.29%	3.42%	3.32%
Net interest margin (3)	3.26%	3.40%	3.49%	3.66%	3.63%

(1)	Annualized.
(2)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percentage of average interest-earning assets for the period.